Exhibit (j)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 41 to the registration statement of The Glenmede Fund, Inc. on Form N-1A ("Registration Statement") of our report dated January 5, 2006 relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of the Glenmede Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2006